Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES THIRD-QUARTER 2005 RESULTS

Wilmington, MA – November 14, 2005 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, today announced its financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005, Beacon Power reported revenue of $304,064, compared to revenue of $80,902 in the third quarter of 2004, an increase of $223,162, or 276%. Revenues for the nine months ending September 30, 2005, were $1,258,503, compared to $264,793 for the same period in 2004, an increase of $993,710, or 375%.

Beacon Power reported a net loss of $2.1 million, or ($0.04) per share, compared to a net loss of $1.9 million or ($0.04) per share for the third quarter of 2005 and 2004, respectively, representing an increase of approximately $0.2 million or 16%.

For the nine months ended September 30, 2005, the Company reported a net loss of $6.2 million or ($0.13) per share, compared to a net loss of $6.3 million, or ($0.14) per share for the nine months ended September 30, 2004, which represents a decrease of approximately $0.1 million or 2%.

In the third quarter of 2005 a one-time charge of $0.7 million for costs relating to the proposed acquisition of NxtPhase T&D Corporation was expensed. The Company now believes it is unlikely that this transaction will be completed and, as such, has recorded this expense for its previously capitalized direct merger costs.

Beacon Power ended the third quarter of fiscal 2005 with approximately $3.4 million in cash and cash equivalents. This amount includes $3 million recently invested by Perseus 2000 Expansion, L.L.C.

Beacon Power Announces Third Quarter 2005 Financial Results/2

Subsequent to the end of the quarter, on November 8, 2005, the Company raised approximately $15 million, before expenses of approximately $0.8 million, from ten institutional investors in a private placement. The Company expects to use the proceeds to begin development of its Smart Energy 25 flywheel, which is a key component of the Company’s Smart Energy Matrix system for frequency regulation.

“The recent investment of $15 million in Beacon is a vote of confidence by the investment community in our technology, our products and our people,” said Bill Capp, Beacon president and CEO. “During the quarter we shipped and installed our first Smart Energy Matrix demonstration system in California, and on October 7th we were awarded a $750,000 contract from the United States Air Force Research Laboratory and the Department of Defense's Defense Advanced Research Projects Agency to design a flywheel for space applications.

“By continuing to pursue research and development contracts while simultaneously developing our next-generation flywheel system, we can add revenue, improve our technology, expand our energy storage product offerings and provide greater value to shareholders,” Capp added.

About Frequency Regulation

One of the most challenging aspects of today's electricity grid is that the amount of power generated and the amount consumed must be in exact balance at all times. When imbalances occur, the frequency of electricity (60 hertz in the U.S.) that end users require will not be maintained, which adversely affects grid stability. The constant balancing of power demand and production to maintain a stable frequency is called frequency regulation. Beacon's Smart Energy Matrix is a flywheel-based energy storage system that is intended to be a long-life, environmentally friendly solution for frequency regulation, with no fuel consumed and no emissions generated. More details, along with an informative animated presentation, are available at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com, or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power on the Internet at www.beaconpower.com

Beacon Power Announces Third Quarter 2005 Financial Results/3

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the volatility in the stock price of companies operating in the same sector; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

Beacon Power Announces Third Quarter 2005 Financial Results/4

BEACON POWER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005 (unaudited)	2004 (audited)
Assets
Current assets:
Cash and cash equivalents	$ 3,384,515	$ 5,097,188
Accounts receivable, trade	144,496	52,105
Inventory	-	222,593
Unbilled costs on government contracts	600,625	-
Prepaid expenses and other current assets	257,138	817,396
Total current assets	4,386,774	6,189,282

Property and equipment, net	231,846	258,647
Restricted cash	219,568	310,011
Investments	1,000,000	-
Other assets	-	327,646

Total assets	$ 5,838,188	$ 7,085,586

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 119,820	$ 389,189
Accrued compensation and benefits	190,375	130,609
Other accrued expenses	654,765	393,569
Accrued contract loss	299,235	-
Restructuring reserve	804,984	1,062,644
Total current liabilities	2,069,179	1,976,011

Stockholders' equity:
Common stock	498,532	437,888
Deferred stock compensation	(24,565)	(707,167)
Additional paid-in-capital	138,901,286	134,411,911
Deficit accumulated during the development stage	(135,086,620)	(128,933,397)
Less: treasury stock, at cost	(519,624)	(99,660)
Total stockholders' equity	3,769,009	5,109,575

Total liabilities and stockholders' equity	$ 5,838,188	$ 7,085,586

Beacon Power Announces Third Quarter 2005 Financial Results/5

BEACON POWER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenue	$ 304,064	$ 80,902	$ 1,258,503	$ 264,793
Cost of goods sold	347,554	979,704	1,352,018	1,363,570
Gross profit	(43,490)	(898,802)	(93,515)	(1,098,777)

Operating expenses:
Selling, general and administrative	1,849,322	1,033,406	4,130,271	3,328,117
Research and development	357,703	779,179	994,234	2,742,665
Loss on sales and contract commitments	-	-	1,056,566	-
Depreciation and amortization	20,994	40,395	62,103	130,180
Total operating expenses	2,228,019	1,852,980	6,243,174	6,200,962

Loss from operations	(2,271,509)	(2,751,782)	(6,336,689)	(7,299,739)
Other income, net	128,067	896,987	183,466	1,030,011
Loss to common shareholders	$ (2,143,442)	$ (1,854,795)	$ (6,153,223)	$ (6,269,728)

Loss per share, basic and diluted	$ (0.04)	$ (0.04)	$ (0.13)	$ (0.14)
Weighted-average common shares outstanding	48,524,912	43,538,541	45,634,899	43,312,183